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                                  Exhibit 10.4


December 28, 1998

Mr. John Lyon
540 Idaho Drive
Escondido, CA 92025

Dear Mr. Lyon:

                  We are pleased to inform you that the Company's Board of Directors has recently approved a special severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits.

                  Your severance package will become payable if within eighteen
(18) months following a substantial change in ownership or control of the Company either (i) your employment is terminated by the Company other than for cause or (ii) you resign following a material reduction in your compensation or duties or a substantial relocation of your principal place of employment. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and other applicable restrictions are specified in Part Three. Part Four deals with ancillary matters affecting your severance arrangement.

                             PART ONE -- DEFINITIONS

                  For purposes of this letter agreement, the following definitions will be in effect:

                  BASE SALARY means the monthly rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the monthly rate of base salary in effect at the time of your Involuntary Termination.

                  BOARD means the Company's Board of Directors.

                  CHANGE IN CONTROL means a change in the ownership or control of the Company effected through any of the following transactions:

                           (i) a merger or consolidation approved by the
                  Company's stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or


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                           (ii) any stockholder-approved sale, transfer or other
                  disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

                  CODE means the Internal Revenue Code of 1986, as amended.

                  COMMON STOCK means the Company's common stock.

                  COMPANY means Vista Medical Technologies, Inc., a Delaware corporation, or any successor corporation, whether or not resulting from a Change in Control.

                  DISABILITY means your inability to perform the normal and usual duties of your position with the Company by reason of any physical or medical impairment which is expected to result in death or continue for a period of twelve (12) consecutive months or more.

                  HEALTH CARE COVERAGE means the continued coverage to which you will be entitled under the Company's insured health care (medical/dental/vision) plans during any Salary Continuation Period in effect for you under this letter agreement.

                  INVOLUNTARY TERMINATION means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or (ii) your voluntary resignation following (A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including Base Salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than ten percent (10%), other than in connection with a cost reduction program implemented by the Company for the members of management and other highly compensated employees, or (C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

                  A reduction in the level of compensation imposed An Involuntary Termination will not be deemed to occur in the event your employment terminates by reason of your death or Disability or a Termination for Cause.

                  SALARY CONTINUATION PERIOD means the period for which payment of your Base Salary may, pursuant to Part Two of this letter agreement, be continued following an Involuntary Termination of your employment within a specified period following a Change in Control.

                  TERMINATION FOR CAUSE means the Company's termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct by you which has a materially adverse


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effect upon the Company's business or reputation or (iv) your continued
failure to perform the major duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance.

                     PART TWO -- CHANGE IN CONTROL BENEFITS

                  Should your employment with the Company terminate by reason of an Involuntary Termination within eighteen (18) months after a Change in Control, then you will become entitled to receive the severance benefits provided under this Part Two. However, those benefits will in all events be subject to the restrictive covenants of Part Three of this letter agreement and will be in lieu of all other severance benefits to which you might otherwise be entitled upon such termination of your employment.

                  1.       SEVERANCE PAYMENT.

                  You will be entitled to salary continuation payments at one hundred percent (100%) of your applicable rate of Base Salary for a Salary Continuation Period of twelve (12) months following your Involuntary Termination. These salary continuation payments will be made to you at bi-monthly intervals in accordance with the Company's normal payroll practices.

                  2.       HEALTH CARE COVERAGE.

                  Should you elect continued health care coverage under the Company's insured medical/dental/vision plan pursuant to your rights under Code
Section 4980B ("COBRA"), the Company will provide such COBRA coverage, without charge, to you and your eligible dependents. Such Company-paid coverage will continue until the EARLIER of (i) twelve (12) months after the date of your Involuntary Termination or (ii) the first date that the you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Any additional health care coverage to which you and your dependents may be entitled under COBRA following the period of such Company-paid coverage will be at your sole cost and expense.

                  3.       UNPAID BENEFITS.

                  You will receive an immediate lump sum payment of all unpaid vacation days which you have accrued through the date of your Involuntary Termination. Payment will be made on the basis of the same rate of Base Salary taken into account for purposes of your Paragraph 1 salary continuation payments.



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                  4.       INDEMNIFICATION.

                  The indemnification provisions for Officers and Directors under the Company By-Laws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

                  5.       GENERAL CONDITIONS.

                  Your payments and benefits under this Part Two will immediately terminate in the event you fail to abide by the restrictive covenants set forth in Part Three of this letter agreement. The payments to be made to you pursuant to Paragraph 1 and Paragraph 2 of this Part Two will be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes.

       PART THREE -- CONSULTING SERVICES AND SPECIAL RESTRICTIVE COVENANTS

                  1.       CONSULTING SERVICES.

                  In consideration for the salary continuation payments to which you become entitled under Part Two, you will make yourself available during the Salary Continuation Period to render such consulting services to the Company within your area of expertise as may reasonably be requested by the Company, but in no event may more than ten (10) hours of such services will be required of you per month.

                  2.       CESSATION OF BENEFITS.

                  Your Salary Continuation Period will immediately terminate, and all salary continuation payments and Company-paid Health Care Coverage will immediately cease, should you:

                  (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business directly competitive with that of the Company; PROVIDED, however, that such restriction will not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise;

                  (b) encourage or solicit any of the Company's employees to leave the Company's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or


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                  (c) induce any of the Company's clients, customers, suppliers, vendors, distributors, licensors or licensees to terminate their existing business relationships with the Company or interfere in any other manner with any existing business relationship between the Company and any client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

                           PART FOUR -- MISCELLANEOUS

                  1.       TERMINATION FOR CAUSE.

                  Should your employment cease by reason of a Termination for Cause or should you voluntarily resign under circumstances which would otherwise constitute grounds for a Termination for Cause, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no other benefits will be payable to you under Part Two of this letter agreement.

                  2.       DEATH.

                  Should you die before receipt of one or more salary continuation payments to which you become entitled under this letter agreement, then those payments will be made to the executors or administrators of your estate in installments over the remainder of your Salary Continuation Period.

                  3.       GENERAL CREDITOR STATUS.

                  All cash payments to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

                  4.       MISCELLANEOUS.

                  This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable in connection with your termination of employment following a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this letter


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agreement. This letter may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

                  5.       AT WILL EMPLOYMENT.

                  Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at will or as otherwise specified in your employment contract.

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                  Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

                                             Very truly yours,

                                             VISTA MEDICAL TECHNOLOGIES, INC.


                                             By:    /s/ Robert DeVaere
                                                    ---------------------------

                                             Title: Chief Financial Officer
                                                    ---------------------------



                                   ACCEPTANCE

                  I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled upon an involuntary termination of my employment under certain prescribed circumstances following a substantial change in control or ownership of the Company.

                                        Signature: /s/ John Lyon
                                                   ----------------------------

                                        Dated:     December 28, 1998
                                                   ----------------------------